EXHIBIT 10.26
-------------


                    ASSET PURCHASE AGREEMENT

                         BY AND BETWEEN

                       MAZEL COMPANY L.P.

                              and

                    ACTION INDUSTRIES, INC.



                       October 18, 1996

TABLE OF CONTENTS


SECTION 1 DEFINITIONS. . . . . . . . . . . . . . . . . . . . . .1
     1.1  "Applicable Closing Date". . . . . . . . . . . . . . .1
     1.2  "Assets" . . . . . . . . . . . . . . . . . . . . . . .1
     1.3  "Bank" . . . . . . . . . . . . . . . . . . . . . . . .1
     1.4  "Bank Lien"  . . . . . . . . . . . . . . . . . . . . .1
     1.5  "Cheswick Facility"  . . . . . . . . . . . . . . . . .2
     1.6  "Claims" . . . . . . . . . . . . . . . . . . . . . . .2
     1.7  "COBRA"  . . . . . . . . . . . . . . . . . . . . . . .2
     1.8  "Code" . . . . . . . . . . . . . . . . . . . . . . . .2
     1.9  "Damages"  . . . . . . . . . . . . . . . . . . . . . .2
     1.10 "Employee" . . . . . . . . . . . . . . . . . . . . . .2
     1.11 "ERISA"  . . . . . . . . . . . . . . . . . . . . . . .2
     1.12 "First Closing Date" . . . . . . . . . . . . . . . . .2
     1.13 "GAAP" . . . . . . . . . . . . . . . . . . . . . . . .2
     1.14 "Good and Saleable Inventory"  . . . . . . . . . . . .2
     1.15 "Gross Sales"  . . . . . . . . . . . . . . . . . . . .2
     1.16 "Intellectual Property"  . . . . . . . . . . . . . . .2
     1.17 "Inventory"  . . . . . . . . . . . . . . . . . . . . .3
     1.18 "Powerhouse Customers" . . . . . . . . . . . . . . . .3
     1.19 "Powerhouse Inventory" . . . . . . . . . . . . . . . .3
     1.20 "Promotional Customers"  . . . . . . . . . . . . . . .3
     1.21 "Promotional Inventory"  . . . . . . . . . . . . . . .3
     1.22 "Second Closing Date"  . . . . . . . . . . . . . . . .3
     1.23 "Seller's Warranty Claims" . . . . . . . . . . . . . .3
     1.24 "Trade Secrets"  . . . . . . . . . . . . . . . . . . .3
     1.25 "Warehouse Facilities" . . . . . . . . . . . . . . . .3
     1.26 "WARN" . . . . . . . . . . . . . . . . . . . . . . . .4

SECTION 2 PURCHASE OF ASSETS . . . . . . . . . . . . . . . . . .4
     2.1  Sale of Assets . . . . . . . . . . . . . . . . . . . .4
          (a)  First Closing Date. . . . . . . . . . . . . . . .4
          (b)  Second Closing Date . . . . . . . . . . . . . . .5
          (c)  Instructions of Conveyance. . . . . . . . . . . .6
          (d)  Right of Buyer to Exclude Certain Inventory . . .6
     2.2  Excluded Assets. . . . . . . . . . . . . . . . . . . .6
     2.3  Consideration. . . . . . . . . . . . . . . . . . . . .6
     2.4  Inventory Taking . . . . . . . . . . . . . . . . . . .6
     2.5  Purchase Price and Payment . . . . . . . . . . . . . .7
     2.6  Allocation of Purchase Price . . . . . . . . . . . . .9
     2.7  No Assumption of Liabilities . . . . . . . . . . . . .9
     2.8  Unassumed Liabilities. . . . . . . . . . . . . . . . 10
     2.9  Bulk Sale Law. . . . . . . . . . . . . . . . . . . . 11
     2.10 Non-Assignable Contracts and Rights. . . . . . . . . 11
     2.11 Prorations . . . . . . . . . . . . . . . . . . . . . 12

SECTION 3 CLOSING DATE . . . . . . . . . . . . . . . . . . . . 12

SECTION 4 REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . 13
     4.1  Organization, Qualification and Authority of Seller. 13
          (a)  Due Organization and Qualification. . . . . . . 13
          (b)  Power and Authority to Conduct Business . . . . 13
          (c)  No Defaults or Violations . . . . . . . . . . . 13
          (d)  Power and Authority to Enter Into Agreements. . 14
          (e)  Due Execution and Enforceability. . . . . . . . 14
     4.2  Inventory Report . . . . . . . . . . . . . . . . . . 14
     4.3  No Equity Interest . . . . . . . . . . . . . . . . . 14
     4.4  Title to Assets; No Claims, Liens, Etc.; "AS-IS"
          Condition of Inventory . . . . . . . . . . . . . . . 14
     4.5  Contracts and Commitments. . . . . . . . . . . . . . 15
          (a)  Customer Purchase Orders, Sales Bids and
	       Proposals . . . . . . . . . . . . . . . . . . . 15
          (b)  Restrictions on Conduct of Business . . . . . . 15
     4.6  Intellectual Property. . . . . . . . . . . . . . . . 15
     4.7  Trade Secrets and Customer Lists . . . . . . . . . . 16
     4.8  Customers and Sales. . . . . . . . . . . . . . . . . 16
     4.9  Customer Deposits. . . . . . . . . . . . . . . . . . 16
     4.10 Suppliers. . . . . . . . . . . . . . . . . . . . . . 17
     4.11 Insurance. . . . . . . . . . . . . . . . . . . . . . 17
     4.12 Contracts. . . . . . . . . . . . . . . . . . . . . . 17
     4.13 Inventories. . . . . . . . . . . . . . . . . . . . . 17
     4.14 Product Warranties . . . . . . . . . . . . . . . . . 18
     4.15 Tax Returns. . . . . . . . . . . . . . . . . . . . . 18
     4.16 Pending Claims, Litigation and Governmental
          Proceedings. . . . . . . . . . . . . . . . . . . . . 18
     4.17 Judgments, Orders and Consent Decrees. . . . . . . . 18
     4.18 Agents and Employees . . . . . . . . . . . . . . . . 19
     4.19 Labor Matters. . . . . . . . . . . . . . . . . . . . 19
     4.20 Environmental Matters. . . . . . . . . . . . . . . . 19
     4.21 Compliance with Laws . . . . . . . . . . . . . . . . 20
     4.22 Evaluation of Terms of Transaction . . . . . . . . . 20
     4.23 Full Disclosure. . . . . . . . . . . . . . . . . . . 20
     4.24 Duty of Seller to Make Inquiry . . . . . . . . . . . 20
     4.25 No Broker's or Finder's Fees . . . . . . . . . . . . 20
     4.26 Survival . . . . . . . . . . . . . . . . . . . . . . 20

SECTION 5 REPRESENTATIONS AND WARRANTIES OF BUYER. . . . . . . 21
     5.1  Authority, Enforceability, Etc.. . . . . . . . . . . 21
          (a)  Due Organization. . . . . . . . . . . . . . . . 21
          (b)  Power and Authority to Conduct Business . . . . 21
          (c)  No Defaults or Violations . . . . . . . . . . . 21
          (d)  Power and Authority to Enter Into Agreements. . 22
          (e)  Due Execution and Enforceability. . . . . . . . 22
     5.2  No Broker's or Finder's Fees . . . . . . . . . . . . 22
     5.3  Judgments, Orders and Consent Decrees. . . . . . . . 22
     5.4  Survival . . . . . . . . . . . . . . . . . . . . . . 22

SECTION 6 COVENANTS OF SELLER. . . . . . . . . . . . . . . . . 23
     6.1  Conduct of Business Pending Second Closing Date. . . 23
          (a)  Full Access . . . . . . . . . . . . . . . . . . 23
          (b)  Customer Purchase Orders, Product Supply Orders,
               Bids and Proposals. . . . . . . . . . . . . . . 23
          (c)  Use of Intellectual Property. . . . . . . . . . 24
          (d)  Inventory Liquidation Sales . . . . . . . . . . 24
          (e)  Business Operations . . . . . . . . . . . . . . 24
          (f)  Insurance . . . . . . . . . . . . . . . . . . . 24
          (g)  Compliance with Laws. . . . . . . . . . . . . . 25
     6.3  Conditions Precedent . . . . . . . . . . . . . . . . 25
     6.4  Injunctions. . . . . . . . . . . . . . . . . . . . . 25
     6.5  Taxes. . . . . . . . . . . . . . . . . . . . . . . . 25

SECTION 7 CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE. 25
     7.1  Representations and Warranties True on Applicable Closing
          Date . . . . . . . . . . . . . . . . . . . . . . . . 25
     7.2  Compliance with Agreement. . . . . . . . . . . . . . 25
     7.3  Secretary's Certificate. . . . . . . . . . . . . . . 25
     7.4  Compliance Certificate . . . . . . . . . . . . . . . 26
     7.5  No Litigation. . . . . . . . . . . . . . . . . . . . 26
     7.6  Consents and Approvals . . . . . . . . . . . . . . . 26
     7.7  Termination of Liens; Warehouseman's Waiver. . . . . 26
     7.8  Damage or Destruction. . . . . . . . . . . . . . . . 26
     7.9  Warehouse Arrangements . . . . . . . . . . . . . . . 26
     7.10 Opinion of Counsel . . . . . . . . . . . . . . . . . 26
     7.11 Injunctions. . . . . . . . . . . . . . . . . . . . . 26

SECTION 8 CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE 27
     8.1  Representations and Warranties True at the Applicable
          Closing Date . . . . . . . . . . . . . . . . . . . . 27
     8.2  Compliance With Agreement. . . . . . . . . . . . . . 27
     8.3  Secretary's Certificate. . . . . . . . . . . . . . . 27
     8.4  Compliance Certificate . . . . . . . . . . . . . . . 27
     8.5  No Litigation. . . . . . . . . . . . . . . . . . . . 27
     8.6  Consents and Approvals . . . . . . . . . . . . . . . 27
     8.7  Opinion of Counsel . . . . . . . . . . . . . . . . . 27
     8.8  Approval by Shareholders of Seller . . . . . . . . . 28

SECTION 9 FURTHER AGREEMENTS OF THE PARTIES. . . . . . . . . . 28
     9.1  Employees. . . . . . . . . . . . . . . . . . . . . . 28
     9.2  Nondisclosure. . . . . . . . . . . . . . . . . . . . 29
     9.3. Restrictive Covenants. . . . . . . . . . . . . . . . 29
          (a)  Confidentiality . . . . . . . . . . . . . . . . 29
          (b)  Non-Competition . . . . . . . . . . . . . . . . 30
          (c)  Injunctive Relief . . . . . . . . . . . . . . . 31
     9.4  Negotiation with Others. . . . . . . . . . . . . . . 31
     9.5  Replenishment Sales Following First Closing Date . . 31
     9.6  Approval of Shareholders of Seller . . . . . . . . . 31
     9.7  Right of First Refusal with Respect to Other Assets of
          Seller . . . . . . . . . . . . . . . . . . . . . . . 31
     9.8  Trade Show Deposits. . . . . . . . . . . . . . . . . 32
     9.9  Accounts Receivable. . . . . . . . . . . . . . . . . 32

SECTION 10 RISK OF LOSS. . . . . . . . . . . . . . . . . . . . 33
     10.1 Risk of Loss . . . . . . . . . . . . . . . . . . . . 33

SECTION 11 TERMINATION AND ABANDONMENT . . . . . . . . . . . . 33
     11.1 Termination. . . . . . . . . . . . . . . . . . . . . 33
     11.2 Notice of Termination. . . . . . . . . . . . . . . . 33

SECTION 12 INDEMNIFICATION AND REIMBURSEMENT . . . . . . . . . 34
     12.1 Indemnification by Seller. . . . . . . . . . . . . . 34
     12.2 Indemnification by Buyer . . . . . . . . . . . . . . 35
     12.3 Product Liability Matters. . . . . . . . . . . . . . 36
     12.4 Claims for Reimbursement . . . . . . . . . . . . . . 36
     12.5 Defense of Third-Party Claims. . . . . . . . . . . . 36
     12.6 Indemnification as Sole Remedy; Exceptions . . . . . 37
     12.7 Limitations. . . . . . . . . . . . . . . . . . . . . 37

SECTION 13 RIGHT TO PROCEED. . . . . . . . . . . . . . . . . . 38
     13.1  Waiver of Conditions. . . . . . . . . . . . . . . . 38

SECTION 14 MISCELLANEOUS PROVISIONS. . . . . . . . . . . . . . 38
     14.1 Costs and Expenses . . . . . . . . . . . . . . . . . 38
     14.2 Amendment and Modification . . . . . . . . . . . . . 39
     14.3 No Assignment. . . . . . . . . . . . . . . . . . . . 39
     14.4 Notices. . . . . . . . . . . . . . . . . . . . . . . 40
     14.5 Counterparts . . . . . . . . . . . . . . . . . . . . 40
     14.6 Headings . . . . . . . . . . . . . . . . . . . . . . 40
     14.7 Recitals, Exhibits and Schedules . . . . . . . . . . 40
     14.8 Schedules and Exhibits . . . . . . . . . . . . . . . 40
     14.9 Waiver; Remedies . . . . . . . . . . . . . . . . . . 40
     14.10 Governing Law . . . . . . . . . . . . . . . . . . . 40
     14.11 Jurisdiction and Venue. . . . . . . . . . . . . . . 41
     14.12 Severability. . . . . . . . . . . . . . . . . . . . 41
     14.13 Entire Agreement. . . . . . . . . . . . . . . . . . 41
     14.13 Time is of the Essence. . . . . . . . . . . . . . . 41


Schedules

4.1(c)    No Defaults or Violations
4.1(d)    Power and Authority to Enter Into Agreements
4.2       Inventory Reports
4.3       Equity Interests
4.5(a)    Sales Contracts
4.6       Schedule of Trade Names, Trademarks, Service Marks, and
          Copyrights
4.8       Schedule of Customers
4.10      Schedule of Suppliers
4.11      Product Liability Insurance
4.12      Contracts
4.16      Pending Claims, Litigation and Governmental Proceedings
4.18      Agents and Employees
6.1(b)    Outstanding Supply Orders for Promotional Inventory



Exhibits

A         General Assignment and Bill of Sale
B         Assignment of Trademarks
C         Assignment of Trade Names and Copyrights
D         Accounting Standard and Principles/"Wall to Wall"
          Inventory Procedures
E         Form of Bulk Sales Notice
F         Form of Bulk Sales Affidavit
G         Opinion of Counsel to Seller
H         Opinion of Counsel to Buyer


                     ASSET PURCHASE AGREEMENT


     THIS AGREEMENT, made and entered into as of the 18th day of October, 1996, by and between ACTION INDUSTRIES, INC., a
Pennsylvania corporation ("Seller") and MAZEL COMPANY L.P., a
Delaware limited partnership, or its nominee or successor
("Buyer"), is to evidence the following agreements and understandings:


                       W I T N E S S E T H:

     WHEREAS, Seller is engaged in the purchase, sale, import and distribution of a wide variety of replenishment merchandise sold under the trade name "Powerhouse" and promotional merchandise sold under a variety of trade names; and

     WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, certain assets of Seller, and Buyer is not assuming any of the liabilities or obligations of Seller (except for those specified obligations of Seller delineated in Section 2.7 hereof) upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises, the mutual promises made herein and the mutual benefits to be derived therefrom, the parties hereto hereby represent, warrant, covenant, agree and understand as follows with the intent to be legally bound:

                            SECTION 1
                           DEFINITIONS


     Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in this Section 1.

1.1 "Applicable Closing Date" means the First Closing Date or the Second Closing Date, as the context of this Agreement may require.

1.2  "Assets" means those assets of Seller described in Sections
2.1(a) and 2.1(b) of this Agreement, other than the Excluded
Assets, as defined in Section 2.2 of this Agreement.

1.3 "Bank" means Foothill Capital Corporation, Seller's institutional lender.

1.4 "Bank Lien" means the lien and security interest in certain assets of Seller granted to Bank, which lien, with respect to the Assets, will be released on the Applicable Closing Date.

1.5 "Cheswick Facility" means the office/warehouse building utilized by Seller as its corporate headquarters and located at 460 Nixon Road, Cheswick, Pennsylvania.

1.6 "Claims" means all liens, encumbrances, security interests, mortgages, equities, interests, options or pledges of every kind, nature and description.

1.7  "COBRA" means the Consolidated Omnibus Budget Reconciliation
Act of 1985.

1.8 "Code" means the Internal Revenue Code of 1986 and any amendments, predecessor laws, or successor laws.

1.9 "Damages" means all liabilities, deficiencies, losses, costs or expenses, including, but not limited to, reasonable attorney's and other professional fees, costs of litigation, interest and penalties.

1.10 "Employee" means any person employed by Seller pursuant to either a contractual or at will relationship who works for Seller, whether or not at the Cheswick Facility or the Warehouse
Facilities (defined below).

1.11      "ERISA" means the Employee Retirement Income Securities
Act of 1974, as amended.

1.12 "First Closing Date" means the date defined in Section 2.1(a).

1.13 "GAAP" means generally accepted accounting principles consistently applied.

1.14 "Good and Saleable Inventory" means each item of Powerhouse Inventory and Promotional Inventory of Seller which meets each of the following criteria: (i) it is not damaged or defective; and
(ii) it is not diminished in fair market value by reason of factors that Buyer reasonably deems relevant applying standards similar to those applied in connection with purchases of inventory at closeout prices.

1.15 "Gross Sales" shall mean the gross invoice sales price, net of freight, discounts and allowances of all Powerhouse Inventory that Buyer purchases from Seller pursuant to this Agreement and that is sold and shipped to Powerhouse Customers within ninety (90) days following the First Closing Date and paid for within one hundred eighty (180) days following the First Closing Date.

1.16 "Intellectual Property" includes, but is not limited to: all Trade Secrets, patents, and patent applications, if any, trade names, fictitious names, assumed names, trademarks, trade dress, logos and service marks (whether domestic or foreign, registered or unregistered), all copyrights (registered or unregistered) licensed or owned by Seller or by any affiliate of Seller and now or at any time used by Seller in connection with the sale of the Powerhouse Inventory and/or the Promotional Inventory.

1.17 "Inventory" means, collectively, the Powerhouse Inventory or the Promotional Inventory.

1.18 "Powerhouse Customers" means those customers of Seller identified in Schedule 4.8 attached hereto.

1.19 "Powerhouse Inventory" means the replenishment inventory and all related point-of-sale inventory, i.e., displays, display headers (on pallets and dies) and components thereof ("Point-of-Sale Inventory") of Seller sold under the name "Powerhouse" and located at the Cheswick Facility or the Columbus Warehouse.

1.20 "Promotional Customers" means those customers of Seller identified in Schedule 4.8 attached hereto.

1.21 "Promotional Inventory" means all inventory of merchandise, goods and other products for sale to Seller's Promotional Customers and all related Point-of-Sale Inventory which are sold or offered for sale to Seller's Promotional Customers and located at the Cheswick Facility or the Mount Vernon Warehouse.

1.22      "Second Closing Date" means the date defined in Section
2.1(b).

1.23 "Seller's Warranty Claims" means all warranty, indemnification, or other contract claims of Seller against third parties whether implied, express or otherwise, or refunds due to Seller from third party manufacturers, vendors, carriers or utilities arising from or relating to Seller's purchase of the Powerhouse Inventory or Seller's purchase of the Promotional Inventory.

1.24 "Trade Secrets" includes: marketing materials; program pricing, merchandising requirements and costs, and display requirements; sales incentive programs including quotas, actual performance and bonuses paid; and other information relating to the sale of Powerhouse and Promotional Inventory that Buyer may reasonably identify and request.

1.25 "Warehouse Facilities" means, collectively, (i) the public warehouse located at 711 Distribution Drive, Columbus, Ohio and owned by Transmanagement Corporation (the "Columbus Warehouse"); and (ii) the public warehouse located at 160 Columbus Road, Mt. Vernon, Ohio and owned by Transmanagement Corporation (the "Mount Vernon Warehouse").

1.26      "WARN" means the Worker Adjustment Retraining
Notification Act of 1988.


                            SECTION 2
                        PURCHASE OF ASSETS

2.1  Sale of Assets.

     (a) First Closing Date. On the tenth (10th) business day following the execution and delivery of this Agreement or such earlier date as the parties may mutually agree in writing (the "First Closing Date"), Seller shall sell, transfer, assign, grant, convey and deliver to Buyer, free and clear of all Claims, the following assets:

          (i)  all Powerhouse Inventory which as of the First
               Closing Date has not been shipped and remains unsold, subject, however, to Paragraph 2.1(d);

          (ii) all of Seller's right, title and interest in and to the trademarks "Homewares" and "Impressions", together with any design or logo relating to such names;

          (iii) the non-exclusive right and license to use (concurrently with Seller) the registered trademarks "DOLLAR-AMA" and "DOLLAR DAZE," together with any design or logo relating to such names, in connection with the conduct of business by Buyer between the First Closing Date and the Second Closing Date; provided, however, that if the Second Closing Date does not occur, then such licenses shall terminate upon the termination of this Agreement but Buyer shall nonetheless have a first right of refusal to acquire such Intellectual Property pursuant to Section 9.7 hereof;

          (iv) packaging and labeling material and sales literature relating to the Powerhouse Inventory;

          (v) all of Seller's Warranty Claims with respect to the Powerhouse Inventory included in the Assets;

          (vi) all Intellectual Property that relates exclusively to the Powerhouse Inventory;

          (vii) all customer lists, supplier lists, import records (including, but not limited to, "point of origin" records), export records (if any) and recall notices relating to or associated with the Powerhouse Inventory ; and

          (viii) to the extent (if at all) assumed by Buyer pursuant to Section 2.7 hereof, Action's bids and sales proposals and unfulfilled customer purchase orders and purchase commitments relating to the Powerhouse Inventory, and such other contracts, obligations and commitments of Seller in respect of the Powerhouse Inventory as Buyer, in its sole discretion, may elect to assume hereunder.

     (b) Second Closing Date. On such date as the parties may mutually agree in writing, which date shall in no event be later than January 31, 1997 except as mutually agreed in writing by the parties, (the "Second Closing Date"), Seller shall sell, transfer, assign, grant, convey and deliver to Buyer, free and clear of all Claims, whether tangible, intangible, personal or mixed, the following assets:

          (i)  all Promotional Inventory which as of the Second
               Closing Date has not been shipped and remains unsold, subject, however, to Paragraph 2.1(d);

          (ii) all of Seller's right, title and interest in and to all Intellectual Property that has not already been assigned and transferred to Buyer on the First
               Closing Date;

          (iii) packaging and labeling material and sales literature relating to the Promotional
                    Inventory;

          (iv) all of Seller's Warranty Claims with respect to the Promotional Inventory included in the Assets;

          (v) customer lists, supplier lists, import records (including, but not limited to, "point of origin" records), export records (if any), recall notices relating to or associated with the Promotional Inventory; and

          (vi) to the extent assumed by Buyer pursuant to Section
               2.7 hereof, Action's bids and sales proposals and unfulfilled customer purchase orders and purchase commitments relating to the Promotional Inventory, and such other contracts, obligations and commitments of Seller in respect of the Promotional Inventory as Buyer, in its sole discretion, may elect to assume hereunder.

     (c) Instructions of Conveyance. The assets described in Sections 2.1(a) and (b) above are hereinafter collectively referred to as the "Assets". The Assets constituting tangible personal property shall be conveyed to Buyer by execution and deliver of a General Assignment and Bill of Sale in the form attached hereto as "Exhibit A". Intellectual Property shall be conveyed to Buyer by execution and delivery of an Assignment of Trademarks and Assignment of Trade Names and Copyrights in the forms attached hereto as Exhibits "B" and "C", respectively.

     (d) Right of Buyer to Exclude Certain Inventory. Notwithstanding anything contained herein to the contrary: (i) Buyer shall not be required to purchase any item of Powerhouse Inventory or Promotional Inventory which is not Good and Saleable Inventory; (ii) Buyer shall not be required to purchase any item of Powerhouse Inventory or Promotional Inventory if the total number of units in stock of such item on the Applicable Closing Date is less than one hundred (100); and (iii) Buyer shall not be required to purchase any new Inventory not presently in Seller's possession or on order or any Inventory purchased by Seller other than as specifically provided in or permitted under Section 6.1(b). Any Inventory which Buyer elects not to purchase pursuant to this
Section 2.1(d) shall be deemed an Excluded Asset.

2.2 Excluded Assets. Buyer shall not purchase or acquire hereunder any right, title or interest in or to any of the properties, rights or assets of Seller not described in Section 2.1 hereof (collectively, the "Excluded Assets").

2.3 Consideration. Upon the terms and subject to the conditions set forth in this Agreement and in consideration for the Assets, Buyer shall pay and remit to Seller on the Applicable Closing Date the Purchase Price (as defined in Section 2.5(a) hereof) in the manner described in Section 2.4(b) hereof.

2.4  Inventory Taking.

     (a) On the day immediately preceding the Applicable Closing Date, a "wall-to-wall" physical inventory of the Inventory to be purchased on such date will be conducted at the Warehouse Facilities and, if applicable, at the Cheswick Facility, by Seller and by Buyer jointly at their respective cost and expense. Such inventory will be valued at 63.3% of actual cost of Inventory, as reflected in Seller's books and records (as previously reviewed by Buyer). Procedures for the taking and calculation of the Inventory are set forth in Exhibit "D" attached hereto and made a part hereof. The parties shall agree upon and sign the report of the Inventory ("Inventory Report") following the completion of the physical inventory and the resolution of any disputes. In order to facilitate the taking of the "wall-to-wall" physical inventory: (i) all operations of Seller at the facility at which the Inventory to be purchased is located shall cease during the taking of such physical inventory; and (ii) no such Inventory shall be shipped and no goods or materials shall be received during the taking of such physical inventory. Representatives of Buyer and Seller shall be entitled to participate at their respective cost and expense in the observation of the physical inventory.

     (b) In the event of a dispute between the parties as to the accuracy of any items contained in the Inventory Report, then the Buyer shall pay the undisputed amount to the Seller on the Applicable Closing Date and Seller and Buyer shall negotiate in order to agree upon the proper valuation. If they shall fail to come to an agreement with respect thereto within fifteen (15) days after such negotiation shall commence, then the amount of the Inventory valuation shall be referred for determination to the Cleveland, Ohio offices of Deloitte & Touche (the "Dispute Accountants"), who shall be instructed, with respect to each item in dispute, to choose between the position taken on that issue by Buyer and the position taken on that issue by Seller (as opposed to adopting either a compromise position or any position not taken by one or the other of Buyer and Seller). The Dispute Accountants shall have no right, authority or discretion to employ any accounting standard or principles or valuation method except for those reflected in "Exhibit D". The determination by the Dispute Accountants shall be final, binding, and conclusive on the parties. The fees and disbursements of the Dispute Accountants shall be allocated between Buyer and Seller so that the dollar amount of such fees and disbursements borne by each of them is in direct proportion to that portion of the dollar amount of the items in dispute (i.e.: the aggregate dollar spread between the positions taken by each of Buyer and Seller) with respect to which the Dispute Accountants find against each of Buyer and Seller, respectively. Nothing herein contained shall be construed (i) to authorize or permit the Dispute Accountants to arbitrate or determine any question or matter whatsoever under or in connection with this Agreement except the valuation of inventory, or (ii) to require the Dispute Accountants to follow rules of the American Arbitration Association or of any other body in making such determination.

2.5  Purchase Price and Payment.

     (a) The aggregate purchase price for the Assets (the "Purchase Price") will be an amount equal to (i) $100,000 plus (ii) an amount equal to 63.3% of Seller's actual cost of the Inventory plus (iii) an amount equal to five percent (5%) of Gross Sales of Powerhouse Inventory. It is the present intention of Buyer to sell Powerhouse Inventory to the Powerhouse Customers from the Columbus Warehouse.

     (b)  The Purchase Price will be paid as follows:

          (i) On the First Closing Date, Buyer shall pay the sum of $25,000 plus an amount equal to 63.3% of Seller's actual cost of Powerhouse Inventory;

          (ii) On the Second Closing Date, Buyer shall pay the sum of $75,000 plus an amount equal to 63.3% of Seller's actual cost of the Promotional Inventory;
               and

          (iii) Within one hundred and eighty (180) days following the First Closing Date, Buyer shall make the payment described in subsection 2.5(a)(iii) above (such payment shall accompanied by a sales report indicating Gross Sales upon which such payment is based, together with such additional documentation as Seller may reasonably require).

     Any dispute between the parties with respect to the calculation or payment of the royalties described in subsection 2.5(a)(iii) which remains unresolved for a period of thirty (30) days following the date on which notice of such dispute is received by Buyer or Seller, as the case may be, shall be referred to the Dispute Accountants for determination in accordance with Section 2.4(b), and such determination shall be final, binding and conclusive on the parties.

          (c)(i) To the extent that the Purchase Price for the Assets paid on the First Closing Date or Second Closing Date is greater than the purchase price for the Assets sold on such Applicable Closing Date, as finally determined, such excess resulting from breakage of or damage to perishable or fragile container Inventory that is discovered within thirty (30) days following the Applicable Closing Date and which renders such Inventory non-saleable (such excess payment being hereinafter referred to as the "Adjustment"), Buyer may, at its sole election and upon notice to Seller, set off against the royalty payments described in subparagraph 2.5(b)(iii) an amount equal to such excess payment. Any notice delivered by Buyer pursuant to the preceding sentence shall set forth in reasonable detail the type, unit quantity and cost to Buyer of each item of Inventory in respect of which an adjustment is being claimed by Buyer. In the event such setoff is insufficient to satisfy any Purchase Price Adjustment in Buyer's favor, Seller shall pay to Buyer by certified check or by wire transfer in immediately available federal funds, the amount of the deficiency plus interest thereon from the Applicable Closing Date at the rate of nine percent (9%) per annum. Notwithstanding anything in this subsection to the contrary, Buyer shall not be entitled to claim any Adjustment in its favor unless, and solely to the extent, the total Purchase Price paid for the damaged or broken container Inventory in respect of which the Adjustment is being claimed, exceeds ten percent (10%) of the Purchase Price paid on the Applicable Closing Date;

          (ii) To the extent the Purchase Price for the Assets, sold on the First Closing Date or Second Closing Date, as finally determined, is greater than the purchase price paid on the Applicable Closing Date, Buyer shall pay to Seller, by certified check or by wire transfer of immediately available federal funds, an amount equal to such difference plus interest thereon from the Applicable Closing Date at the rate of nine percent (9%) per annum.

2.6 Allocation of Purchase Price. The Purchase Price represents the amount agreed upon by the parties to be the fair market value of the Assets. The Purchase Price shall be allocated for income tax purposes among the Assets in a manner consistent with Section 1060 of the Code. Buyer shall provide to Seller, not later than sixty (60) days after the date on which the Purchase Price is finally determined, a written proposal for the allocation of the Purchase Price among the Assets. Seller shall notify Buyer within thirty (30) days of receipt of the proposal whether or not and to what extent Seller agrees with the proposal. If Buyer and Seller cannot agree on the allocation within forty-five (45) days of Seller's receipt of the proposal, each of Buyer and Seller shall be free to allocate the Purchase Price among the Assets as it may independently deem appropriate. If, however, Buyer and Seller agree upon the allocation, each of the parties hereby covenants and agrees that it will not take a position on any federal, state or local tax return before any governmental agency charged with the collection of any tax, or in any judicial proceeding that is in any way inconsistent with the purchase price allocation and will cooperate with one another in the timely filing consistent with such purchase price allocation on Form 8594 with the Internal Revenue Service.

2.7  No Assumption of Liabilities.

     (a) Buyer and Seller agree that Buyer is not purchasing, assuming, or accepting any debts, liabilities or obligations whatsoever of Seller, contingent or non-contingent, liquidated or unliquidated, asserted or unasserted, all of which remain the debts, liabilities, and obligations of Seller, except as provided in Section 2.7(b) hereof.

     (b) On the Applicable Closing Date, Buyer shall assume and agree to pay, perform and discharge the following (and only the following) obligations of Seller (collectively, the "Assumed
Liabilities"):

          (i) such customer purchase orders for Powerhouse Inventory and Promotional Inventory accepted by Seller in the ordinary course of business (to the extent the same remain unfulfilled on the Applicable Closing Date) as Buyer shall review, approve and elect in writing to assume in its sole and absolute discretion; and

          (ii) such other contracts, obligations and commitments of Seller in respect of the Inventory as Buyer shall review, approve and elect in writing to assume in its sole and absolute discretion.

2.8 Unassumed Liabilities. Buyer shall not assume or be liable to Seller or any other person or entity for or in respect of any debts, liabilities and obligations of Seller not specified in
Section 2.7 hereof (collectively, the "Unassumed Liabilities"). Notwithstanding the provisions of Section 2.7 hereof and without limiting the generality of the preceding sentence, Buyer shall not assume or be liable to Seller or any other person or entity for or in respect of the following debts, liabilities and obligations of
Seller:

     (a) Any debt, liability or obligation of Seller to taxing or other governmental authorities for any foreign or domestic, federal, state or local income taxes or similar taxes based upon the income of Seller for periods ending on or prior to the Closing Date;

     (b) Any debt, liability or obligation with respect to any event which shall have occurred on or prior to the Closing Date whether or not such event and the liability relating thereto is insured against under any of the coverages under the insurance policies and/or self-insurance programs of Seller;

     (c) Any debt, liability or obligation of Seller under or in respect of any compensation or benefit plan, policy or arrangement in favor of the Employees of Seller;

     (d) Any debt, liability or obligation of Seller to any of its shareholders, directors, officers or Employees arising out of the transactions contemplated hereby, including, without limitation, any liability for severance or termination pay;

     (e) Any of Seller's products liability obligations or product warranty obligations; or

     (f) Any debt, liability or obligation of Seller arising from or relating to, directly or indirectly, of Seller's employee welfare plans or employee benefit plans.

2.9 Bulk Sale Law. The parties hereto understand and agree that the transfer which is the subject matter of this Agreement may be subject to the provisions of Chapter 1306 of the Ohio Revised Code, Uniform Commercial Code (Bulk Transfers) ["Bulk Sales Law"] and that Buyer is not assuming any debts or obligations of Seller in connection with this Agreement in its sole discretion, except for such unfilled customer purchase orders and other agreements or obligations as Buyer may elect to assume pursuant to subparagraphs 2.7(b)(i) and (ii).

     Buyer hereby waives compliance by Seller with the Bulk Sales Law solely with respect to the transactions to be consummated on the First Closing Date; provided, however, that such waiver does not as between Buyer and Seller relieve Seller of any of the
Unassumed Liabilities.   Seller agrees to furnish in adequate time
to comply with the Bulk Sales Law affidavits, list of creditors with addresses and such other instruments and documents as are customary pursuant to the Bulk Sales Law as Buyer's counsel shall require for Buyer to comply with the Bulk Sales Law with respect to the transactions to be consummated on the Second Closing Date. Forms of the Bulk Sales Notice and Bulk Sales Affidavit are attached hereto as Exhibits "E" and "F", respectively.

2.10 Non-Assignable Contracts and Rights. To the extent that the assignment by Seller of any property, right or asset to be assigned to Buyer pursuant to this Agreement shall require the consent or approval of any other party, and such consent or approval shall not have been obtained on or prior to the Applicable Closing Date, this Agreement shall not constitute a contract to assign the same if an attempted assignment would constitute a breach thereof or would in any way adversely affect the rights of Seller (or Buyer as assignee) thereunder. In such case, the beneficial interest in or to such property, right or asset shall in any event pass as of the Closing Date to Buyer hereunder, and Seller covenants and agrees:

     (a) From and after the Applicable Closing Date to hold and declare that Seller holds any and all such properties, rights or assets in trust for the benefit of Buyer and its successors and assigns;

     (b) To use their reasonable best efforts to obtain and secure any and all consents and approvals that may be necessary to effect the valid sale, transfer or assignment of the same to Buyer without change in any of the material terms or conditions thereof, including, without limitation, the formal assignment or novation of any of the same, if so required;

     (c) To make or complete such transfers as soon as reasonably possible;

     (d) To cooperate with Buyer in any other reasonable arrangement designed to provide for Buyer the benefits of and to such properties, rights or assets; and

     (e) From and after the Applicable Closing Date to use reasonable efforts, at the request and expense of Seller, to enforce for the account of Buyer (and its successors and assigns) any and all rights of Seller arising from or in respect of such properties, rights or assets.

2.11 Prorations. The following items shall be prorated as of the Applicable Closing Date to the extent that Seller has paid such items for any period after the Applicable Closing Date or Buyer will be required to pay such items for any period prior to the Applicable Closing Date:

          (i) Personal property taxes and other taxes with respect to the Assets (the parties shall cooperate fully to avoid, to the extent legally possible, the payment of duplicate personal property taxes); and

          (ii) any other item which may be mutually agreed to by the parties.

     Any net amount owed hereunder shall be paid within thirty (30) days following the Applicable Closing Date by the party owing such amount or within thirty (30) days after the date of determination, if later.


                            SECTION 3
                           CLOSING DATE

     Consummation of the purchase and sale of Assets and the other transactions provided for in this Agreement shall take place at the offices of Kahn, Kleinman, Yanowitz & Arnson Co., L.P.A. located at Tower at Erieview, Suite 2600, 1301 East Ninth Street, Cleveland, Ohio, on the Applicable Closing Date. Each Closing shall commence at 10:00 a.m. local time on the Applicable Closing Date or such other time as the parties hereto may mutually agree in writing; and the purchase and sale of Assets and all other transactions provided for herein to occur on and as of the Applicable Closing Date shall be deemed to have occurred simultaneously and to be effective as of the opening of business on such date.

                            SECTION 4
             REPRESENTATIONS AND WARRANTIES OF SELLER

     In order to induce Buyer to purchase the Assets and perform its other obligations herein, Seller hereby makes the following representations, warranties and covenants, each of which shall be true and correct on the execution hereof and shall be true and correct on each Applicable Closing Date and which shall survive such Applicable Closing Date for the period of time specified in
Section 4.26 below;

4.1  Organization, Qualification and Authority of Seller.

     (a) Due Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is qualified to transact business as a foreign corporation in the State of Ohio and all other jurisdictions where the nature of its business or the ownership, leasing or operation of Seller's properties or assets requires qualification, except where the failure to be so qualified is not likely to have a material adverse effect on the business operations or financial condition of Seller, the value of the Assets or the ability of Seller to convey the Assets (a "Material Adverse Effect").

     (b) Power and Authority to Conduct Business. Seller has the full power and authority to own or lease its properties and to conduct its business in the manner and the places where such property is owned or leased and its business is conducted. Seller possesses all permits and licenses from state, local, or Federal agencies or subdivisions necessary to operate its business the failure of which to obtain would have a Material Adverse Effect, all of which are in full force and effect.

     (c) No Defaults or Violations. As of the Applicable Closing Date, except as disclosed in Schedule 4.1(c), the execution and delivery of this Agreement, and the performance by Seller of obligations under this Agreement: (i) will not violate, contravene, be in conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under: (A) any provision of law or any rule or regulation of any governmental agency; (B) any order, rule or decree of any court, arbitrator or other agency of government; (C) any provision of the Articles of Incorporation or By-Laws of Seller; or (D) any lease, indenture, agreement or other instrument to which Seller or any of the Assets is or may be bound (in each case, solely with respect to clause (A) and (D), which would be likely to have a Material Adverse Effect); and (ii) will not result in the creation or imposition of any claim of any nature whatsoever upon the Assets.

     (d) Power and Authority to Enter Into Agreements. Seller has the right, power and authority to enter into and perform its obligations under this Agreement and the other agreements provided for herein. No consent, approval or authorization of, or registration, declaration, or filing with any court, governmental authority (federal, state, or local), collective bargaining unit, lending institution (other than Bank, which approval has been obtained) or other third party is required in connection with the execution and delivery by Seller of this Agreement or its performance of, or compliance with, the terms, provisions, and conditions hereof, except as disclosed in Schedule 4.1(d)

     (e) Due Execution and Enforceability. The execution, delivery and performance of this Agreement and the other agreements provided for herein by and on behalf of Seller have been duly and validly authorized and approved by the Board of Directors of Seller, and if the Second Closing Date occurs, will be duly and validly authorized and approved by the shareholders of Seller. Seller has taken and will take all such other corporate action as is necessary or required to enter into, execute and deliver this Agreement and the other agreements provided for herein and to perform their respective obligations hereunder and thereunder.
This Agreement and the other agreements provided for herein constitute the valid and legally binding obligations of Seller, enforceable against Seller in accordance with their respective terms and conditions (except to the extent the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor's rights generally or by general equitable principles).

4.2 Inventory Report. Attached as Schedule 4.2 is Seller's perpetual inventory reports, which fairly and accurately describe the type, quantity and cost to Seller of its Powerhouse Inventory and Promotional Inventory in each case as of September 30, 1996.

4.3 No Equity Interest. Seller does not own or hold (directly or indirectly) any equity or debt interest in any corporations, joint venture, partnerships, business associations, trusts, or other firms or entities which are engaged in the sale of replenishment merchandise and/or promotional merchandise, except as set forth in
Schedule 4.3.

4.4  Title to Assets; No Claims, Liens, Etc.; "AS-IS" Condition of
Inventory.

     (a) As of each Applicable Closing Date, Seller will have good and marketable title to all of the Assets to be transferred and sold to Buyer on such Applicable Closing Date, free and clear of all Claims whatsoever.

     EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT: SELLER MAKES NO EXPRESS OR IMPLIED WARRANTIES WITH RESPECT TO THE PHYSICAL CONDITION OF THE INVENTORY; THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY EXPRESSLY DISCLAIMED; AND THE INVENTORY WILL BE TRANSFERRED AND CONVEYED "AS IS, WHERE IS" AND WITH ALL FAULTS.

4.5  Contracts and Commitments.

     (a) Customer Purchase Orders, Sales Bids and Proposals. Set forth on Schedule 4.5(a) hereto is a true and complete list and description of each individual written customer purchase order, sales contract or indication of interest as is documented by initial order processing (IOP) forms with respect to Powerhouse Inventory, together with a list of all other contracts, obligations and commitments of Seller with respect to the Powerhouse Inventory, as of September 30, 1996. A similar schedule containing the information described in the preceding sentence with respect to the Promotional Inventory, as of a date not less than three (3) days prior to the Second Closing Date, will be delivered by Seller to Buyer on the Second Closing Date, and shall be deemed to be a part of Schedule 4.5(a).

     (b) Restrictions on Conduct of Business. Seller is not restricted by commitment (including, without limitation, any non-competition agreement or covenant) from carrying on the sale of Inventory as carried on at the date hereof.

4.6  Intellectual Property.

     (a) Set forth on Schedule 4.6 is a list of all patents, trade names, trademarks, service marks, and copyrights ("Schedule of Trade Names, Trademarks, Service Marks, and Copyrights") both domestic and foreign, owned by Seller in respect of its replenishment inventory business and its promotional inventory business and used in such business now or, to Seller's knowledge, at any time within the last three (3) years and indicating their registration number and dates of registration. Except as set forth on Schedule 4.6 hereto, and except for limited licenses granted to those customers solely in connection with promotions which licenses terminate upon termination of the promotion (Seller will endeavor to furnish copies or written summaries of such promotions to Buyer prior to the First Closing Date), Seller owns all right, title and interest in and to its Intellectual Property.

     (b) Except as set forth on Schedule 4.6., Seller has not received any notification, and has no knowledge that Seller has infringed, within the past three (3) years, nor is now infringing, on any patent, trade name, trademark, service mark or copyright belonging to any other person, firm, or corporation, except for (i) claims which have been fully and finally adjudicated or settled for an individual amount not exceeding Five Thousand Dollars ($5,000) or totaling Twenty Five Thousand Dollars ($25,000) in the aggregate; and (ii) claims or demands asserted by third parties in respect of which no further action has been taken by such third parties within the past eighteen (18) months. Seller owns or holds adequate licenses or other rights to use all trademarks, service marks, trade names, and copyrights necessary for the sale and promotion of Inventory. To Seller's knowledge, such use does not, and will not, conflict with, infringe on, or otherwise violate any rights of others.

4.7 Trade Secrets and Customer Lists. Seller is the owner of all Trade Secrets and customer lists required for the sale, distribution and marketing of the Assets, free and clear of any Claims. Seller is not using, or in any way making use of, any confidential information, trade secrets or customer lists of any third party, including, without limitation, to Seller's knowledge, any former employer of any present or past Employee of Seller. There are no suits pending or, to Seller's knowledge, threatened with respect to any Trade Secrets or customer lists of Seller.

4.8 Customers and Sales. Attached as Schedule 4.8 are complete and accurate schedules of Powerhouse Customers and Promotional Customers during the twelve (12) months ended June 30, 1996, ranking (by sales dollar volume) all customers that made purchases of (i) Powerhouse Inventory; and (ii) Promotional Inventory during such period. Except as expressly set forth in the Summary of Relations attached to Schedule 4.8: (x) Seller has not been notified, and is not otherwise aware, that any of the twenty-five
(25) largest customers listed in Schedule 4.8 of any Powerhouse Inventory or Promotional Inventory has ceased, or intends to cease, purchasing from Seller, has materially altered or intends to materially alter the amount of business that it is presently doing with Seller, or, to Seller's knowledge, will refuse to do business with Buyer following the Closing; and (y) there are no disputes or controversies pending or, to Seller's knowledge, threatened between Seller and any of the twenty-five (25) largest customers listed in
Schedule 4.8. Seller will deliver to Buyer, within ten (10) days following the First Closing Date, a supplemental Schedule 4.8 containing the same type information set forth in Schedule 4.8 for the period July 1, 1996 through September 30, 1996 except that Seller shall endeavor, but shall not be required to, add new customers to the Summary of Relations attached to Schedule 4.8.

     Buyer acknowledges and understands that Seller does not make, and expressly disclaims, any representation or warranty with respect to the present or future intention of any of Seller's customers to purchase Inventory from Buyer following the Applicable Closing Date, except as expressly provided in clause (x) of the second sentence of the preceding paragraph.

4.9 Customer Deposits. Seller has not received, and will not receive prior to the Applicable Closing Date, any deposits, payments on account or similar payment with respect to any of its Inventory contracts or orders (except with respect to Inventory delivered to customers prior to the Applicable Closing Date), and no such deposits, payments on account or similar payments are due or owing to Seller.

4.10 Suppliers. Attached as Schedule 4.10 is, to Seller's knowledge, a complete and accurate schedule of vendors of each current Inventory item. Except as expressly set forth in the Summary of Relations attached to Schedule 4.10: (i) Seller has not been notified, and is not otherwise aware, that any of the ten (10) largest suppliers listed in Schedule 4.10 intends to cease doing business with Seller materially reduce the amount of its product available to Seller, or, to Seller's knowledge, refuse to sell Products to Buyer; and (ii) there are no current disputes or controversies pending or, to Seller's knowledge, threatened between Seller and any of the ten (10) largest suppliers listed in
Schedule 4.10. Seller is current in its payment obligations to its ten (10) largest suppliers except as specifically described in the Summary of Relations attached to Schedule 4.10.

     Buyer acknowledges and understands that Seller does not make, and expressly disclaims, any representation or warranty with respect to the present or future intention of any of Seller's suppliers to sell products to Buyer following the Applicable Closing Date, except as expressly provided in clause (i) of the second sentence of the preceding paragraph.

4.11 Insurance. Seller maintains policies of product liability insurance in respect of the Inventory in amounts reasonably deemed by its management to be sufficient. All such policies are described in Schedule 4.11.

4.12 Contracts.  Except as set forth on Schedule 4.5(a) or on
Schedule 4.12, attached hereto, Seller is not, and on the Applicable Closing Date will not be a party to any contract or commitment (whether oral or written), including, without limitation, any franchise agreement, licensing agreement, sales representative agreement, distributorship agreement, or employment agreement, which relates to the sale of Inventory.

4.13 Inventories.

     (a) Any merchandise located at the Cheswick Facility or the Warehouse Facilities which is on consignment from others will either be clearly marked or physically segregated from the Inventory being purchased by Buyer. Any merchandise owned by Seller and which has been consigned to others will not be included in the Inventory to be purchased by Buyer.

     (b) Seller has not maintained records of defective product return expense with respect to Powerhouse Inventory and Promotional Inventory for several years, because it was determined that such expense was minimal in relation to total sales dollar volume and not significant enough to justify the cost of continuing to maintain such records. Nothing has come to the attention of Seller since these records were discontinued to indicate that defective product return expense has increased significantly.

     (c) Seller is not aware of, and has not received notice of any design, structural or manufacturing defect or condition (whether latent or patent) with respect to the Inventory which is, has been or is reasonably likely to be: (i) the subject of legal or administrative proceedings; (ii) in violation of any applicable laws, rules or regulations; or (iii) except for DeMinimis Claims, (defined in Section 4.16) the subject of any third party claim of patent, trademark, trade name or copyright infringement or any similar claim.

4.14 Product Warranties. There are no express outstanding product warranty obligations of Seller, nor any express representations, guarantees or indemnifications given or made by Seller in connection with the sale of Inventory.

4.15 Tax Returns. Seller has filed with the Internal Revenue Service and with all other appropriate foreign, federal, state, provincial and local governmental agencies, and will continue to file through and after the Second Closing Date, all personal property tax returns and tax reports required to be filed by Seller in respect of the Assets, and has paid and will continue to pay all amounts due in connection therewith. No claims for assessment or collection of taxes in respect of the Assets has been asserted against Seller, and Seller does not know of any proposed tax assessment against or in respect of the Assets.

4.16 Pending Claims, Litigation and Governmental Proceedings. Set forth on Schedule 4.16 is a list and description of each recall notice, government or manufacturer's warning notice, claim, suit, action, arbitration or regulatory, administrative, or governmental proceeding or investigation or any other proceeding or investigation filed against or commenced by Seller with respect to the Inventory in the last five (5) years and which relates solely or primarily to product liability or product use or safety except for: (i) claims which have been fully and finally adjudicated or settled for an individual amount not exceeding Five Thousand Dollars ($5,000), or totaling Twenty-Five Thousand Dollars ($25,000) in the aggregate; and (ii) complaints or demands asserted by customers in respect of which no further action has been taken by such customers within the past eighteen (18) months ("DeMinimis Claims"). Except as set forth on Schedule 4.16 and except for DeMinimis Claims no litigation is pending or, to the knowledge of Seller, threatened against Seller in respect of the sale, import, marketing or use of Inventory.

4.17 Judgments, Orders and Consent Decrees. Seller is not subject to any judgment, ruling, injunction, order, writ or decree of, or agreement with, any court, arbitrator or regulatory authority limiting, restricting or adversely affecting the sale by Seller of the Inventory or Seller's ownership of the Assets.

4.18 Agents and Employees. No Employee of Seller is subject to any confidentiality, non-disclosure or non-compete agreement with Seller or, to Seller's knowledge, any other entity except as described in Schedule 4.18. As used in this Section 4.18, the term "Seller's knowledge" means, and is limited to, the actual knowledge, without independent investigations, of T. Ronald Casper and Kenneth Campbell.

4.19 Labor Matters.

     (a) Seller acknowledges that Buyer is not assuming any of Seller's obligations or liabilities relating to or arising from any employment contract, collective bargaining agreement, Plan or program in favor of Seller's Employees, all of which remain the sole obligation of Seller.

     (b) Seller shall bear all liability, if any, caused by or arising from the termination and/or permanent layoff of its Employees.

     (c) Seller represents and warrants that it has taken or will take prior to Closing all actions necessary, including but not limited to any notice required to be given to its employees, local, state or federal government agencies, to comply with WARN (if applicable), COBRA and any other local or state laws applicable to the transactions contemplated by this Agreement. Notwithstanding the foregoing, Seller agrees that it will make no filings regarding this transaction concerning or relating to Seller's Employees with governmental, employment or worker's compensation agencies without providing a copy thereof to Buyer at least five (5) days prior to such filing.

4.20 Environmental Matters. Seller is in compliance with all federal, state, and local laws, regulations, and ordinances relating to the environment or to the discharge of matter into the air, water, or earth, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the Resource Conservation and Recovery Act of 1976, as amended, except for such non-compliance as is not likely to have a Material Adverse Effect. There are no actions, suits, or proceedings pending or, to the best knowledge of Seller, threatened against Seller in connection with the Inventory, the Cheswick Facility or the Warehouse Facilities by or before any federal, state, or local court or government authority or agency concerning any non-compliance or alleged non-compliance with any such laws, regulations, and ordinances in respect of said facilities.

4.21 Compliance with Laws. Seller has at all times conducted its business in compliance and conformity in all material respects with all applicable federal, state, local and foreign laws, statutes and ordinances and the rules and regulations promulgated thereunder (including, but not limited to, laws, rules and regulations relating to the sale, marketing, packaging, labeling, export, import, transport or distribution of the Inventory), except for such non-compliance as is not likely to have a Material Adverse Effect; and there are no pending or, to Seller's knowledge, threatened claims or notices of violation by Seller in any such laws, statutes, ordinances, rules and regulations or claims which are likely of assertion.

4.22 Evaluation of Terms of Transaction. Seller, through its Board of Directors, with the assistance of Parker/Hunter Incorporated, its independent financial adviser, has determined to proceed with the transactions provided for in this Agreement as the best transaction for the sale of the Assets, taking into account the purchase price for the Assets and the terms and conditions of the transaction.

4.23 Full Disclosure. To Seller's knowledge, no representation, covenant or warranty by Seller in this Agreement and no statement, Schedule or Exhibit furnished to Buyer pursuant to this Agreement omits or will omit to state a material fact necessary to make any representations, covenants and/or warranties of Seller under this Agreement not misleading.

4.24 Duty of Seller to Make Inquiry. To the extent that any of the representations and warranties made by Seller in this Agreement are qualified by the knowledge or belief of Seller, and except as expressly otherwise provided in this Agreement, Seller represents and warrants that it has made due and reasonable inquiry and investigation concerning the matters to which such representations and warranties relate, including, without limitation, diligent inquiry of all key management personnel of Seller whose position entails having detailed knowledge of the subject matter of such representations and warranties.

4.25 No Broker's or Finder's Fees. No person or firm other than Seller (and its directors, officers, employees and independent accountants and attorneys) and Parker/Hunter Incorporated have arranged or participated in arranging, on behalf of Seller, the transactions provided for herein. Any broker's or finder's fees to be paid by Seller to Parker/Hunter Incorporated or to others shall be borne exclusively by Seller. Except as described in the preceding sentence, Seller has no knowledge of any claim (or the reasonable basis therefor) for a broker's or finder's fee to be paid in connection with the consummation of the transactions provided for herein.

4.26 Survival. All representations and warranties made by Seller in this Agreement, including but not limited to, those contained in
Section 4 hereof, shall survive the Applicable Closing Date (irrespective of any investigation of the Assets made by Buyer) for a period of eighteen (18) months and shall be true and correct on as of the Applicable Closing Date as if specifically made thereon; provided, however, that (i) the representations and warranties contained in Sections 4.1 and 4.4 shall survive the Closing for a period of ten (10) years; and (ii) the representations and warranties contained in Section 4.15 shall survive the Closing through the date that is thirty (30) days after the expiration of the longest statute of limitations (including any waivers) applicable to any action that may be brought by any governmental entity with respect to liability for the relevant tax period.

                            SECTION 5
             REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer, in order to induce Seller to sell the Assets and perform its other obligations hereunder, hereby makes the following representations and warranties to Seller, each of which shall be true and correct as of the execution hereof and shall be true and correct on the First Closing Date and the Second Closing Date and which shall survive the Closing for the period of time specified in
Section 5.3.

5.1  Authority, Enforceability, Etc.

     (a) Due Organization. Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware and is duly qualified to transact business as a foreign limited partnership in the State of Ohio and in all other jurisdictions where the nature of its business or the ownership, leasing or operation of Buyer's properties or assets requires qualification, except where the failure to be so qualified is not likely to have a Material Adverse Effect on the business operations and financial condition of Buyer or the ability of Buyer to purchase the Assets.

     (b) Power and Authority to Conduct Business. Buyer has the full power and authority to own or lease its properties and to conduct its business in the manner and the places where such property is owned or leased and its business is conducted.

     (c) No Defaults or Violations. As of the Applicable Closing Date, the execution and delivery of this Agreement, and the performance by Buyer of its obligations under this Agreement will not violate, contravene, be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under: (A) any provision of law; (B) any order, rule or regulation of any court, arbitrator or other agency of government;
(C) any provision of the Third Amended and Restated Agreement of Limited Partnership of Buyer; or (D) any lease, indenture, agreement or other instrument to which Buyer is or may be bound, in each case which will be likely to have a Material Adverse Effect.

     (d) Power and Authority to Enter Into Agreements. Buyer has the right, power and authority to enter into and perform its obligations under this Agreement and the other agreements provided for herein. No consent, approval or authorization of, or registration, declaration or filing with any court, governmental authority (federal, state or local), collective bargaining unit, lending institution or other third party is required in connection with the execution and delivery by Buyer of this Agreement or its performance of or compliance with the terms, provisions and conditions hereof.

     (e) Due Execution and Enforceability. The execution, delivery and performance of this Agreement and the other agreements provided for herein by and on behalf of Buyer have been duly and validly authorized and approved by all requisite partnership action, and Buyer has taken all such other action as is necessary or required to enter into, execute and deliver this Agreement and the other agreements provided for herein and to perform Buyer's obligations hereunder and thereunder. This Agreement and the other agreements provided for herein constitute the valid and legally binding obligations of Buyer, enforceable in accordance with their respective terms and conditions (except to the extent the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor's rights generally or by general equitable principles).

5.2 No Broker's or Finder's Fees. No person or firm has been engaged by Buyer in arranging or participating in arranging, on behalf of Buyer, the transactions provided for herein. Any broker's or finder's fees to be paid by Seller to Parker/Hunter Incorporated or to others shall be borne exclusively by Seller. Except as described in the preceding sentence, Buyer has no knowledge of any claim (or the reasonable basis therefor) for a broker's or finder's fee to be paid in connection with the consummation of the transactions provided for herein.

5.3 Judgments, Orders and Consent Decrees. Buyer is not subject to any judgment ruling, injunction, order, writ or decree of, or agreement with any court, arbitrator, or regulatory authority, limiting, restricting or adversely affecting the purchase by Buyer of the Assets or Buyer's ownership thereof immediately following the Applicable Closing Date, nor is Buyer party to any litigation or other legal proceeding which would restrict or adversely affect Buyer's ability to purchase the Assets.

5.4 Survival. All representations and warranties made by Buyer in this Agreement, including, but not limited to, those contained in
Section 5 hereof, shall survive the Applicable Closing Date for a period of ten (10) years and shall be true and correct as of the Applicable Closing Date as if specifically made thereon.


                            SECTION 6
                       COVENANTS OF SELLER

6.1 Conduct of Business Pending Second Closing Date. From and after the date of this Agreement and until the Second Closing Date, Seller hereby covenants and agrees as follows:

     (a) Full Access. Buyer and its authorized representatives shall have full access during normal business hours and upon prior notice, but without unreasonably interrupting business, to the premises and to all books of account, financial records, contracts, pricing practices, warranty records, sales and credit records and other business information of Seller, but only to the extent that same relate to the Assets, and to Seller's personnel, and Seller shall furnish or cause to be furnished to Buyer and its authorized representatives all information with respect to the Business and affairs of Seller as Buyer and its authorized representatives may reasonably request.

     (b) Customer Purchase Orders, Product Supply Orders, Bids and Proposals. Seller shall not:

          (i) purchase any additional Powerhouse Inventory or Promotional Inventory except: (A) pursuant to currently outstanding supply orders issued by Seller for Promotional Inventory, true and complete copies of which are attached hereto as Schedule 6.1(b); and (B) as otherwise necessary to fill customer orders prior to the Applicable Closing Date and as may be preapproved in writing by Buyer; provided, however, that Seller may place orders for "point of sale" inventory in an aggregate amount not exceeding Forty Five Thousand Dollars ($45,000) without obtaining the prior written approval of Buyer, and Seller shall furnish Buyer copies of each such order. Seller shall promptly furnish Buyer true and complete copies of any new supply orders placed by Seller pursuant to Clause (B) of the preceding sentence; or

          (ii) solicit or accept new customer orders for Powerhouse Inventory or Promotional Inventory, whether from existing customers or new customers of Seller, provided, however that Seller may solicit, accept and fill customer orders received following the date hereof for the sole purpose of disposing of Seller's existing Inventory as well as the Promotional Inventory ordered by Seller that is described in the supply orders attached to Schedule 6.1(b) and any additional Promotional Inventory ordered by Seller following the date hereof and which has been preapproved in writing by Buyer.

     (c) Use of Intellectual Property. Seller will not license any person or entity other than Buyer to use any of its Intellectual Property, other than licenses granted to customers in connection with promotions in accordance with past practice.

     (d) Inventory Liquidation Sales. Seller will not conduct any liquidation sale, "going out of business" sale or similar sales activities (or offer any extraordinary price reductions), and Seller shall offer sales discounts solely to the extent such discounts are consistent with those offered by Seller during the six (6) months immediately preceding the date of execution of this Agreement; provided, however, that the covenants and agreements contained in this Section 6.1(d) shall not apply with respect to any of the Excluded Assets.

     (e)  Business Operations.

          (i) Seller will use its reasonable efforts to sell (without replacing) its Promotional Inventory between the First Closing Date and the Second Closing Date by filling existing customer orders.

          (ii) Prior to the Second Closing Date, Seller shall refrain from the following:

               (A) making sales on other than Seller's customary terms and conditions within the past six (6) months (including price and terms of payment) and in the ordinary course of business; or

               (B) selling, assigning, transferring, abandoning or permitting to lapse any Intellectual Property, Trade Secrets or other intangible assets, or disclosing any Trade Secrets or other material proprietary confidential information to any person other than Buyer or its representatives; provided, however, that if preventing the lapse of any Intellectual Property requires the payment of money, then Buyer shall reimburse Seller on the Second Closing Date for Buyer's pro rata portion of such expense.

     (f) Insurance. Seller shall continue in full force and effect its existing insurance and bonding coverages in respect of the Assets.

     (g) Compliance with Laws. Seller shall comply in all material respects with all applicable statutes, laws, ordinances, rules and regulations as may be required in connection with the maintenance and operation of the Assets or for the valid and effective transfer to Buyer of the Assets and the consummation of the transactions contemplated by this Agreement.

6.3 Conditions Precedent. Seller and Buyer shall use all reasonable efforts to assure that the conditions precedent set forth in Section 7 and 8 hereof, respective are satisfied on or prior to the Applicable Closing Date.

6.4 Injunctions. If any court of competent jurisdiction over Seller or the Assets issues or otherwise promulgates any injunction order or decree which prohibits the sale of, or otherwise adversely affects, the Assets, Seller shall use its reasonable efforts to have such injunction dissolved or otherwise eliminated as promptly as possible.

6.5 Taxes. Seller covenants and agrees that it will prepare and file all tax returns required to be filed by it in respect of the Assets for periods ending on or prior to the Closing Date including, without limitation, personal property taxes, and pay all amounts due thereunder.


                            SECTION 7
       CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

     Each and every obligation of Buyer to be performed on the First Closing Date or the Second Closing Date shall be subject to the satisfaction on or prior thereto of each of the following conditions:

7.1 Representations and Warranties True on Applicable Closing Date. The representations and warranties made by Seller in this Agreement and in the Schedules and Exhibits hereto shall be true and correct in all material respects on and as of the Applicable Closing Date as though such representations and warranties had been made again and reaffirmed on and as of the Applicable Closing Date.

7.2 Compliance with Agreement. Seller shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it on or prior the Applicable Closing Date.

7.3 Secretary's Certificate. Seller shall have delivered to Buyer the certificate of its Secretary or Assistant Secretary certifying as of the Applicable Closing Date to the authorization and approval of this Agreement and the transactions provided for herein by duly adopted resolutions of the Board of Directors of Seller.

7.4 Compliance Certificate. Seller shall have delivered to Buyer the certificate of T. Ronald Casper, President of Seller certifying, as of the Applicable Closing Date, the fulfillment of the conditions set forth in Sections 7.1 and 7.2 hereof.

7.5 No Litigation. No investigation, suit, action or other proceeding shall be pending or threatened before or by any court of governmental agency which in the reasonable opinion of Buyer, may adversely affect this Agreement or the consummation of the transactions provided for herein.

7.6 Consents and Approvals. Seller and Buyer shall have obtained all necessary and material authorizations, consents and approvals required for the valid consummation of the transactions provided for in this Agreement, and each of them shall be in full force and effect.

7.7 Termination of Liens; Warehouseman's Waiver. The Bank Lien shall have been released with respect to the Assets being transferred to Buyer on the Applicable Closing Date, and original UCC-3 Partial Releases, executed by Bank, as well as a written waiver or other written instrument from Transmanagement Corporation and any and all other persons or entities with a Claim against any of the Assets, delivered to Buyer, each in form and substance reasonably satisfactory to Buyer.

7.8 Damage or Destruction. There shall not have been any material damage to or destruction of the Assets (whether or not covered by insurance).

7.9 Warehouse Arrangements. Buyer shall have entered into arrangements with the owner of the Warehouse Facilities upon terms and conditions satisfactory to Buyer in its sole discretion;
provided, however, that the foregoing condition shall automatically be deemed waived upon consummation of the transactions to be completed on the First Closing Date.

7.10 Opinion of Counsel. Seller shall have delivered to Buyer an opinion of Cohen & Grigsby, P.C., counsel to Seller, in the form attached hereto as Exhibit "G".

7.11 Injunctions. There shall not be in effect any injunctions, decrees or orders prohibiting the sale of, or otherwise adversely affecting, the Assets.

                            SECTION 8
CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

     Each and every obligation of Seller to be performed on the First Closing Date or the Second Closing Date shall be subject to the satisfaction on or prior thereto of each of the following conditions:

8.1 Representations and Warranties True at the Applicable Closing Date. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Applicable Closing Date as though such representations and warranties had been made again and reaffirmed on and as of the Applicable Closing Date.

8.2 Compliance With Agreement. Buyer shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it on or prior to the Applicable Closing Date.

8.3 Secretary's Certificate. Buyer shall have delivered to Seller a certificate of the Secretary or Assistant Secretary of its Managing General Partner certifying as of the Applicable Closing
Date to the authorization and approval of this Agreement and the transactions provided for herein by duly adopted partnership authorization of the General Partners of Buyer.

8.4 Compliance Certificate. Buyer shall have delivered to Seller the certificate of the President or any duly authorized Vice
President of Buyer certifying as of the Applicable Closing Date to the fulfillment of the conditions set forth in Sections 8.1 and 8.2 hereof.

8.5 No Litigation. No investigation, suit, action or other proceeding shall be pending or threatened before or by any court or governmental agency which in the reasonable opinion of Seller may adversely affect this Agreement or the consummation of the transactions provided for herein.

8.6 Consents and Approvals. Buyer shall have obtained all necessary and material authorizations, consents and approvals as required for the valid consummation of the transaction provided for in this Agreement, and each of them shall be in full force and effect.

8.7 Opinion of Counsel. Buyer shall have delivered to Seller an opinion of Kahn, Kleinman, Yanowitz & Arnson Co., L.P.A., counsel to Buyer, in the form attached hereto as Exhibit "H".

8.8 Approval by Shareholders of Seller. The shareholders of Sellers shall have approved and ratified the transactions described in this Agreement at a Special Meeting of Shareholders called for such purpose; provided, further, that this condition precedent shall apply solely with respect to those transactions that are to be consummated on the Second Closing Date; provided, however, that if the shareholders of Seller fail or refuse to approve and ratify the transactions and the Second Closing does not occur, then the provisions of Section 14.1(b) shall apply.


                            SECTION 9
                FURTHER AGREEMENTS OF THE PARTIES

9.1  Employees.

     (a) The parties acknowledge that prior to the date hereof, Buyer has notified Seller that Buyer may desire to enter into arrangements for the employment by Buyer of (or other association of Buyer with) one or more of the following individuals: Charles Stewart, Sherri Stitt, Donald Cashman, Richard DeLong, Deanna Hayman, Thomas Ranieri, Wayne Smith and James Meehan, as such Employees of Seller may be potentially relevant to Buyer's business, and Buyer agrees to notify Seller prior to extending any offer of employment or other association to any of the aforementioned individuals or to any other present or future Employee of Seller, provided, that any such offer to then-current employees of Seller made prior to the Second Closing Date shall be made only with the prior written consent of Seller. Seller agrees to notify Buyer prior to terminating, laying off or otherwise taking any action directly affecting the employment status of any of the aforementioned Seller's Employees. Buyer may, but shall not be obligated pursuant to this Agreement or for any other reason to, offer full or part-time employment or other association (i.e., consulting) after the First Closing Date to any of the aforementioned individuals or to any other present or future Employees of Seller on such terms and conditions as Buyer, in its sole discretion, may determine, subject however, to the preceding sentence. Buyer may communicate with the present employees or agents of Seller prior to the Closing upon reasonable prior notice to Seller. Seller shall not directly or indirectly induce, suggest or recommend to Employees of Seller that they reject offers of employment or other association with Buyer. Seller shall cooperate with Buyer in all reasonable respects in connection with any offers of employment or other association that Buyer may make to Seller's employees and to transition any such employees from Seller's employment to possible association with Buyer. Seller shall also cooperate with Buyer, to the extent reasonably consistent with Seller's operational requirements, between the First Closing Date and the Second Closing Date, to make available to Buyer Seller's employees whose services are reasonably required by Buyer. In any such case, Buyer shall reimburse Seller on the Second Closing Date for a portion of the direct employee-related costs incurred by Seller for any such employees on an hourly or per diem basis for service committed to or utilized exclusively by Buyer. "Direct employee-related costs" means, and shall be limited to, direct wages, payroll taxes, insurance benefits and travel expenses directly related to Buyer's business, provided, however, that Buyer's obligation to reimburse Seller for the cost of Employee insurance benefits shall in no event exceed $300 per full calendar month per Employee.

     (b) Seller hereby agrees that it will not, without the prior written consent of Buyer, notify, promise, represent, advise, state or otherwise communicate to any employee of Seller that Buyer will be hiring any or all such employees or make any offer of employment or other association on behalf of Buyer.

9.2 Nondisclosure. Seller and Buyer shall not disclose, directly or indirectly, the terms of or reveal the existence of this Agreement, its Schedules or Exhibits to any person, firm or entity other than their respective attorneys, accountants, lenders, and representatives who are required to be informed thereof in connection with their representation of the parties in connection with the transactions, except for proxy statements, press releases and other filings and disclosures as, in the reasonable judgment of Seller's counsel, required by applicable securities or other laws. Seller will advise Buyer in writing and, to the fullest extent practicable, will consult with Buyer prior to any such disclosure. No press release or governmental notification, report or other filing by either party shall be made without the other party's prior written approval of the content thereof, except as provided in the first sentence of this Section. The parties will issue a joint press release upon the consummation of the transactions contemplated by this Agreement.

9.3. Restrictive Covenants.

     (a) Confidentiality. Each party covenants and agrees that from and after the date hereof, it shall not directly or indirectly disclose, divulge, discuss, copy or otherwise use or cause to be used in any unlawful manner, any confidential information relating to the sale and promotion of the Inventory, including but not limited to, information regarding operations, accounts, books and records, sales, customers, pricing and other activities of Seller which constitute "trade secrets" within the meaning of Section 133.51(a)(3) of the Ohio Revised Code, except for (i) in the case of Seller, the conduct of its business through the Second Closing Date in the manner contemplated by Section 6.1; and (ii) in the case of Buyer, the sale and promotion of Powerhouse Inventory following the first Closing Date and the sale and promotion of Powerhouse Inventory and Promotional Inventory following the Second Closing Date. Each party recognizes and agrees that the disclosure of such trade secrets to parties other than the other party or the improper use thereof will cause serious and irreparable injury to such other party. In the event a party is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation, demand or similar process) to disclose any confidential information, such party agrees to provide the other party with prompt notice of such request so that the other party may seek an appropriate protective order and/or waive such party's compliance with the provisions of this paragraph. The foregoing shall not prevent either party from making such disclosures as are in the reasonable judgment of such party's counsel, required by applicable securities laws, except that each party shall advise the other party in writing and, to the fullest extent practicable, will consult with the other prior to making any such disclosure. Upon termination of this Agreement, for whatever reason, prior to the Second Closing Date, Buyer agrees to deliver to Seller all written materials, reports and information (including Trade Secrets) furnished by Seller concurrently with or prior to the execution of this Agreement (except for Assets purchased by Buyer on the First Closing Date), and Buyer will destroy all copies of same.

     (b) Non-Competition. Seller agrees that commencing on the First Closing Date and for a period expiring five (5) years following the First Closing Date (if the First Closing occurs but the Second Closing fails to occur) or expiring five (5) years following the Second Closing Date (if the Second Close Date occurs) (the "Restricted Period"), Seller will not, directly or indirectly, either as principal, agent, partner, lender, investor, or in any other capacity, engage in, have a financial interest in or be in any way connected or affiliated with any enterprise (whether or not incorporated) which engages in the purchase, sale, marketing, import, distribution or brokerage of replenishment inventory or promotional inventory of a format, category or product line which is sold or offered for sale by Seller in the United States of America at the date of this Agreement ("Competitive Products"), except for the sale of Promotional Inventory pending the Second Closing Date, and except for Inventory included in the Excluded Assets. In addition, Seller will not, during the Restricted Period, divert or take away or attempt to divert or take away any of Buyer's or any Buyer's affiliates' employees and, solely with respect to the Competitive Products and Competitive Business (defined below), Buyer's or Buyer's affiliates' customers or suppliers, and, further, Seller shall refrain from, directly or indirectly: (i) committing any act which would in any way jeopardize any relationship Buyer or any Buyer affiliate has or may come to have with any such employee, customer or supplier; or (ii) engaging in, having a financial interest in, or being in any way connected or affiliated with any enterprise which engages in the wholesale or retail sale and distribution of closeout merchandise.

     Notwithstanding anything to the contrary contained in the above paragraph, in the event the Second Closing does not occur solely as a result of Buyer's breach of its obligations hereunder (as finally determined by a court of law), the covenants contained in Paragraph 9.3(b) shall be inoperative and of no force and effect.

     (c) Injunctive Relief. Seller and Buyer agree that the remedy at law for any breach by them of the foregoing provisions of this section will be inadequate, and Buyer shall be entitled to both temporary and permanent injunctive relief (without bond) enforcing such provisions, in addition to any other remedy it may have at law or in equity.

9.4 Negotiation with Others. From and after the date hereof until the earlier to occur of: (i) the termination of this Agreement pursuant to Section 11, or (ii) December 31, 1996, neither Seller nor any of Seller's officers, directors, employees or agents will, directly or indirectly: (a) solicit or initiate discussions or engage in negotiations with any person (whether such negotiations are initiated by them or otherwise), other than Buyer, with respect to the possible acquisition of the Assets or any portion thereof,
(b) provide any information with respect to the Assets to any person, other than Buyer, relating to the possible acquisition of the Assets or any portion thereof, or (c) enter into a transaction with any person, other than Buyer, concerning the possible acquisition of the Assets or any portion thereof . Nothing in this Section shall be deemed to prevent sales to customers prior to the Applicable Closing Date in the ordinary course of business. If Seller or any of Seller's officers, directors, employees or agents receives any unsolicited offer or proposal to enter into negotiations relating to any of the above, Seller shall immediately notify Buyer of such fact.

9.5 Replenishment Sales Following First Closing Date. Except for the payments described in Section 2.5(a), any sales of Powerhouse Inventory by Buyer at any time following the First Closing Date for replenishment of goods originally ordered by a Powerhouse Customer or a Promotional Customer prior to the First Closing Date, which replenishment request is filled by Buyer, shall be for the sole account of Buyer (it being understood, however, that Buyer shall not be obligated to fill any such replenishment order).

9.6 Approval of Shareholders of Seller. Seller will use its best efforts to obtain the approval of its shareholders the execution and delivery by Seller of this Agreement and the consummation of the transactions described herein. Seller represents and warrants that it is not aware of any reason why shareholder consent and approval will not be obtained by December 31, 1996.

9.7 Right of First Refusal with Respect to Other Assets of Seller. Unless the First Closing Date does not occur solely by reason of Buyer's default or breach hereunder, in the event Seller receives an offer for all or a significant portion of its assets other than the Assets at any time within thirty (30) days following the First Closing Date (such other assets may include, but are not limited to, warehouse and office fixture and equipment, electronic and computer equipment, and transferable software), Buyer shall have a right of first refusal to acquire all or any portion of such assets upon the same terms and conditions as offered by the third party. Seller shall promptly furnish Buyer with a complete description of the terms and conditions of such offer, including the purchase price, the terms and conditions of purchase, the proposed Closing Date, and the identity of the Purchaser. In addition to the foregoing, in the event the First Closing occurs but the Second Closing does not occur (other than solely by reason of Buyer's default or breach under this Agreement), Buyer shall have a right of first refusal to purchase any Intellectual Property which is not conveyed to Buyer at the First Closing upon the same terms and conditions as offered by a third party at any time prior to the fifth (5th) anniversary of the First Closing Date, and Seller shall furnish a copy of the third party offer containing the same detail as prescribed in the preceding sentence. Buyer shall notify Seller in writing within twenty (20) days following receipt of the third party offer ("Notice of Exercise") whether Buyer desires to exercise its rights of refusal hereunder, and the purchase and sale of assets under this Section shall occur on the later of the closing date described in the third party offer or thirty (30) days following the date of Buyer's Notice of Exercise.

9.8 Trade Show Deposits. Buyer acknowledges that Seller has heretofore provided to Buyer written evidence of payment by Seller of deposits (collectively, "Trade Show Deposits") for floor space for show booths for the following trade conventions: (i) National Housewares Merchants Association (NHMA), McCormick Place, Chicago, Illinois (to be held January 1997) - $12,375.00, and (ii) Association of Retail Marketing Services (ARMS), Ramada Congress Hotel, Chicago, Illinois (to be held January 1997) - such amounts as have been paid by the Second Closing Date, not to exceed $2,360 (collectively, the "Trade Show Deposits"). On the Second Closing Date, Buyer will pay to Seller an amount equal to the Trade Show Deposit pertaining to such convention trade show, and shall assume Seller's remaining payment obligations, if any, in respect of the ARMS convention. Seller represents and warrants that its floor space for trade show booth for the NHMA Trade Show has been paid in full.

9.9 Accounts Receivable. The parties acknowledge that Buyer is not acquiring any of Seller's accounts receivable. Any payments received by Buyer in respect of Seller's receivables shall be allocated in accordance with the customer's designation; absent such designation, such payments shall be allocated and paid first to Seller to the extent of the unpaid balance owed by such customer to Seller for goods shipped and billed prior to the applicable Closing Date. Each party agrees to properly remit to the other, in precisely the form received, with endorsement, any and all payments received by such party which payment is actually due and owing to the other party, and any such sums erroneously paid by the customer to such party shall be held in trust for the other party. Each party agrees to furnish the other access to deposit slips, bank reconciliation statements, customer correspondence and other documents upon the reasonable request of such other party in order to verify the prompt remittance of all sums required to be remitted to the other party pursuant to this Section 9.9.

                            SECTION 10
                           RISK OF LOSS

10.1 Risk of Loss. Risk of Loss with respect to the Assets being transferred on an Applicable Closing Date shall pass to Buyer effective as of the opening of business on such Applicable Closing Date.


                            SECTION 11
                   TERMINATION AND ABANDONMENT

11.1 Termination. This Agreement may be terminated forthwith upon the receipt of notice of termination as provided for in Section
11.2 hereof, and the purchase and sale and the other transactions provided for by this Agreement may be abandoned, without liability on the party of either party to the other, except as otherwise provided in Section 14.1(b):

     (a)  By mutual written consent of Seller and Buyer;

     (b) By Buyer, if any of the conditions of Section 7 of this Agreement have not been satisfied on the intended Closing Date and have not been waived by Buyer in writing;

     (c) By Seller, if any of the conditions of Section 8 of this Agreement have not been satisfied on the intended Applicable
Closing Date and have not been waived by Seller in writing;

     (d) By either Buyer or Seller, if the Second Closing Date has not occurred (for any reason other than a breach of any representation, warranty, covenant or agreement contained herein or in any Schedule or Exhibit hereto by the party seeking to so terminate) on or before January 31, 1997; or

     (e) By either Buyer or Seller, if the other party files on or before the Second Closing Date a petition in bankruptcy, reorganization, liquidation or receivership or a petition in bankruptcy, reorganization, liquidation or receivership is filed on or before the Second Closing Date against such other party.

11.2 Notice of Termination. In the event of termination and abandonment by either party as provided in Section 11.1 hereof, prompt written notice thereof shall forthwith be given to the other party.


                            SECTION 12
                INDEMNIFICATION AND REIMBURSEMENT

12.1 Indemnification by Seller.

     (a) In order to induce Buyer to enter into this Agreement and to consummate transactions contemplated hereby, Seller covenants and agrees to and shall indemnify Buyer and its partners (and their constituent partners and shareholders), officers, employees and agents, and their heirs, executors, administrators, personal representatives, successors and assigns (collectively, the "Buyer Interests") and shall hold the Buyer Interests harmless against and with respect to any and all Damages incurred in connection with or arising out of or resulting from or incident to:

          (i) any misrepresentation, omission, breach of warranty, representation or covenant, or non-fulfillment of any obligation on the part of Seller under this Agreement, any certificate, Schedule or Exhibit, or other instrument furnished to Buyer in connection with this Agreement;

          (ii) the Unassumed Liabilities;

          (iii) Seller's failure to comply with the provisions of the Bulk Sales Law;

          (iv) any claims, violations or alleged violations by Seller of any laws, statutes, codes, ordinances, rules or regulations whether foreign or domestic, state, federal or local;

          (v) the filing (or failure to file) or payment (or non-payment) of any taxes by Seller, pursuant to any federal, state, local or foreign income tax, excise or franchise tax, ad valorem, sales and use tax, payroll tax, and/or F.I.C.A. taxes or any deficiencies in any taxes payable by or on behalf of Seller;

          (vi) arising from or relating to any and all claims, grievances or arbitrations under any collective bargaining agreement to which Seller may have been a party at any time prior to the Closing Date, including, but not limited to, claims and/or judgments for unfair labor practices incurred on or limited to, before the Closing Date whether filed (by either union or non-union employees) prior to, on, or after the Closing Date with the National Labor Relations Board or any comparable federal, state or local board, agency, or commission, or any state or federal court;

          (vii) any damages, obligation or penalty for contributions to any Plan with respect to Seller's employees for all periods on and before the Closing Date, ERISA claims or violations;

          (viii) any and all amounts owed by Seller to Bank or to Transmanagement Corporation;

          (ix) any liability related to any Excluded Asset; and

          (x) any and all actions, suits, proceedings, demands, assessments, penalties, fines, judgments, costs and legal and other expenses incident to any of the foregoing.

     (b) The indemnification of this Section shall survive the Closing; provided, however, that any claim for the incorrectness or breach of the representations, warranties or covenants of Seller contained in Section 4 must be brought within the applicable limitations period as described in Section 4.26.

12.2 Indemnification by Buyer.

     (a) In order to induce Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer covenants and agrees to and shall indemnify Seller, its directors, officers, employees, agents, successors and assigns (collectively, the "Seller Interests") and shall hold the Seller Interests harmless against and with respect to any and all Damages, incurred in connection with or arising out of or resulting from or incident to:

          (i) a breach of any representation, warranty, covenant or agreement on the party of Buyer under this Agreement or under any document executed and delivered by Buyer in connection therewith;

          (ii) the failure of Buyer to pay or perform any of the Assumed Liabilities;

          (iii) the conduct by Buyer of its business following the Closing Date; and

          (iv) any and all actions, suits, proceedings, demands, assessments, penalties, fines, judgments, costs and legal and other expenses incident to any of the foregoing.

     (b) The indemnification in this Section shall survive the Closing.

12.3 Product Liability Matters. Notwithstanding anything to the contrary contained in this Agreement, none of the provisions of this Section 12 shall apply to any Damages claimed under Section 12.1(a)(ii) or Section 12.2(a)(ii) or (iii) which directly result from any product liability claims, suits, demands or causes of action arising following the Applicable Closing Date and that pertain to any of the Inventory. With respect to such matters, the parties do not intend for this Agreement to alter the legal relationship between them that would exist in the absence of this Agreement.

12.4 Claims for Reimbursement. In the event that the Buyer Interests or the Seller Interests shall have suffered any Damages (as hereinabove defined) with respect to any liability or claim to which the foregoing indemnities relate, the Buyer Interests or the Seller Interests, as the case may be (the "Indemnified Party"), shall give Seller or Buyer, as the case may be (the "Indemnifying Party"), prompt written notice of the nature and amount of such Damages and the Indemnified Party's claim for reimbursement therefor. The Indemnifying Party shall have thirty (30) days from the date of said notice to investigate and dispute the nature, validity or amount of any such claim. During said 30-day period, the Indemnifying Party shall have reasonable access, during normal business hours and upon prior notice, to the books and records of the Indemnified Party for the purpose of such investigation in accordance with the provisions of Sections 12.1 or 12.2 hereof. In the event that the Indemnifying Party shall dispute the nature, validity or amount of said claim, the Indemnifying Party shall give the Indemnified Party written notice of such dispute within said 30-day period, and the parties shall attempt in good faith to resolve such dispute.

     In the absence of a dispute, the Indemnifying Party shall promptly, and in any event not later than the expiration of said 30-day period, reimburse the Indemnified Party in full for any such Damages, as set forth in the Indemnified Party's notice. In the event that the Indemnifying Party shall dispute only the amount of the claim, the Indemnifying Party shall, concurrently with the delivery of its notice of dispute, pay to the Indemnified Party the undisputed portion of the claim.

12.5 Defense of Third-Party Claims. If any lawsuit or enforcement action is filed against an Indemnified Party by a third party and the Indemnified Party is entitled to indemnification pursuant to this Agreement, written notice thereof shall be given to the Indemnifying Party as promptly as practicable (and in any event within ten (10) days after the service of the citation or summons); provided, however, that the failure of any Indemnified Party to give timely notice shall not affect rights to indemnification hereunder except to the extent that the Indemnifying Party demonstrates actual damages caused by such failure, if (i) such failure to give timely notice does not materially affect the ability or right of the Indemnifying Party to participate in the defense of such lawsuit or enforcement action, (ii) actual notice is given to the Indemnifying Party within a reasonable time, and
(iii) to the extent that such failure to give timely notice causes the Indemnifying Party to incur additional expense with respect to such lawsuit or enforcement action, the Indemnified Party promptly reimburses the Indemnifying Party for such additional expense.

     After such notice, if the Indemnifying Party shall acknowledge in writing to such Indemnified Party that such Indemnifying Party may be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the Indemnifying Party shall be entitled, if it so elects, to take control of the defense and investigation of such lawsuit or action, and to employ and engage attorneys of its own choice to handle and defend the same, at the Indemnifying Party's cost, risk and expense; and such Indemnified Party shall cooperate in all reasonable respects, at its cost, risk and expense, with the Indemnifying Party and such attorneys in the investigation, trial and defense of such lawsuit or action any appeal arising therefrom.

12.6 Indemnification as Sole Remedy; Exceptions. Absent fraud on the part of Seller, and subject to Section 14.1(b), the indemnification provided to Buyer in this Agreement shall be the sole remedy of Buyer against Seller in respect of any claims arising under or out of this Agreement or any of the documents delivered on the Applicable Closing Date that are based upon any action, fact or circumstance existing as of the date of this Agreement; provided, however, that should Buyer assert a claim for indemnification between the First Closing Date and Second Closing
Date, Buyer, upon notice to Seller, and to the extent that Seller does not dispute said claim in writing within five (5) days following receipt thereof, may satisfy such indemnification claim by setting off the amount of such claim against its payment obligations on the Second Closing Date. Should Seller dispute said claim, or a portion of said claim, in writing, Buyer shall deposit the disputed portion of the claim in a joint signature interest-bearing escrow account pending full and final resolution of the claim (costs of escrow to be paid or reimbursed by the non-prevailing party).

     Subject to Section 14.1(b), the indemnification provided to Seller in this Section 12 shall be the sole remedy of Seller against Buyer against Buyer in respect of any claims arising under or out of this Agreement or any of the documents delivered on the Applicable Closing Date that are based upon any action, fact or circumstance existing as of the date of this Agreement.

12.7 Limitations. Buyer acknowledges and agrees that, absent fraud on the part of Seller: (i) the indemnification obligations of Seller pursuant to this Section 12 shall in no event exceed the aggregate Purchase Price; (ii) should the First Closing occur but the Second Closing fail to occur, for whatever reason, neither party shall be required to indemnify the other pursuant to this
Section 12 except in the event that the aggregate amount of Damages suffered or incurred by the Indemnified Party exceeds Five Thousand Dollars ($5,000), whereupon the Indemnifying Party shall be liable to the Indemnified Party for the full extent of such Damages (including the first Five Thousand Dollars ($5,000)); and (iii) should the Second Closing occur, neither party shall be required to indemnify the other pursuant to this Section 12 except in the event that the aggregate amount of Damages suffered or incurred by the Indemnified Party exceeds Fifteen Thousand Dollars ($15,000), whereupon the Indemnifying Party shall be liable to the Indemnified Party for the full extent of such Damages (including the first Fifteen Thousand Dollars ($15,000)).

                            SECTION 13
                         RIGHT TO PROCEED

13.1 Waiver of Conditions. Anything in this Agreement to the contrary notwithstanding, if any of the conditions specified in
Section 7 hereof have not been satisfied, Buyer shall have the right to waive one or more conditions precedent and proceed with the transactions contemplated hereby without waiving any of its other rights hereunder, and if any of the conditions specified in
Section 8 hereof have not been satisfied, Seller shall have the right to waive one or more conditions precedent and proceed with the transactions contemplated hereby without waiving any of its other rights hereunder; provided, however, that if a party shall so elect to proceed, such party shall not thereafter attempt to hold the other party responsible for Damages resulting from the condition or conditions waived and such other party shall not be responsible for such Damages.


                            SECTION 14
                     MISCELLANEOUS PROVISIONS

14.1 Costs and Expenses.

     (a) Each party covenants and agrees that it shall be responsible for and bear its respective costs and expenses in connection with, or arising out of, the negotiation and execution of this Agreement and consummation of the transactions provided for herein; provided, however, that Seller shall bear and be responsible for any and all sales or transfer taxes applicable to the transfer of Assets provided for herein.

     (b) In the event any or all of the transactions described in this Agreement fail to close in accordance with the terms hereof because Seller is in default hereunder or has failed to obtain director or shareholder approval or any other required consent and provided Buyer is not in default hereunder, Seller shall pay to Buyer, as liquidated damages, within three (3) days following demand by Buyer, the amount of $150,000, the parties having attempted in good faith to ascertain the damages which will result should the transactions fail to close other than due to the fault or breach of Buyer, and said sum represents the parties' best efforts to estimate such damage. In the event any or all of the transactions described in this Agreement fail to close in accordance with the terms hereof, and such failure is due solely to the breach by Buyer of its obligations hereunder or because any of the conditions described in Sections 8.1 through 8.7 have not been satisfied or waived in writing by Seller, Buyer shall pay to Seller, as liquidated damages, immediately upon demand by Seller the amount of $100,000, the parties having attempted in good faith to ascertain the damages which will result should the transactions fail to close due solely to the fault or breach of Buyer, and said sum represents the parties' best efforts to estimate such damage.

     (c) Seller agrees that should Seller fail to pay in full to Buyer as liquidated damages the sum of $150,000 within three (3) days following demand by Buyer as required pursuant to the first sentence of Section 14.1(b), Buyer may, at its sole election and upon notice to Seller, satisfy such payment obligations of Seller by selecting, removing and retaining for Buyer's own account for no additional consideration, such Promotional Inventory of Seller as remains on hand and which Buyer desires to acquire, having a purchase price (calculated in accordance with Section 2.5(b)) equal to (x) $150,000 less (y) the amount of liquidated damages actually paid by Seller to Buyer pursuant to Section 14.1(b). Buyer agrees that, should it elect to satisfy Seller's payment obligations under
Section 14.1(b) by selecting and retaining for its account Promotional Inventory (subject to the terms and conditions contained in this Paragraph 14.1(c)), Buyer shall, prior to selecting such Inventory, satisfy Seller's liquidated damages payment obligation by setting off such amount, to the fullest extent possible, against its royalty payment obligations (described in Section 2.5(a)(iii)) then due and owing to Seller. Seller agrees to cooperate with Buyer and shall use its best efforts to cause Bank and others to cooperate with Buyer, in all reasonable respects in connection with Buyer's selection, removal and transport of Promotional Inventory pursuant to this Section 14.1(c).

14.2 Amendment and Modification. This Agreement may be amended, modified or supplemented only in writing executed by each of the parties hereto.

14.3 No Assignment. No party hereto shall assign, in whole or in part, this Agreement or its respective rights and obligations hereunder without the prior written consent of the other party hereto, and, absent such consent, any assignment (including, without limitation, any assignment by merger, death, dissolution or operation of law) shall be null and void. Notwithstanding the foregoing, Buyer may assign its rights and delegate its obligations hereunder to Mazel Stores, Inc., an Ohio corporation, without the consent of Seller; provided, that no such assignment shall relieve Buyer of any of its obligations hereunder.

14.4 Notices. All notices, requests, demands or other communications hereunder must be in writing executed by an authorized representative of the party responsible therefor, and must be given either by hand or telex, telecopy, telefax or other telecommunications device capable of creating a written record (confirmed by registered or certified mail or by overnight courier)
(i) if to Buyer, to: Mazel Company L.P., 31200 Aurora Road, Solon, Ohio 44139 (telecopier number (216) 349-1543, Attention: Reuven Dessler, Chairman) or to such other person or place as Buyer shall furnish to Seller in writing, with a copy to Bennett Yanowitz, Esq., Kahn, Kleinman, Yanowitz & Arnson Co., L.P.A., 2600 Tower at Erieview, Cleveland, Ohio 44114 or (ii) if to Seller to: Action Industries, Inc., 460 Nixon Road, Cheswick, Pennsylvania 15024 (telecopier number (412) 782-8606, Attention: T. Ronald Casper, President) or to such other person or place as Seller shall furnish to Buyer in writing, with a copy to Daniel Wessels, Esq., Cohen & Grigsby, P.C., 2900 CNG Tower, 625 Liberty Avenue, Pittsburgh, Pennsylvania 15222-3115 (telecopier number (412) 391-3382).

14.5 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

14.6 Headings. Section and paragraph headings in this Agreement are provided for convenience of reference only and shall not be deemed to constitute a part hereof.

14.7 Recitals, Exhibits and Schedules. The recitals contained at the beginning of this Agreement and all Schedules and Exhibits attached hereto shall be deemed an integral part of this Agreement and shall be incorporated herein by reference.

14.8 Schedules and Exhibits. Any Schedules and Exhibits which are to be attached hereto at Closing, updated as of the Closing Date or delivered separately upon execution hereof or on the Closing Date shall be initialed by the parties hereto and shall be deemed delivered under this Agreement.

14.9 Waiver; Remedies. No waiver of any breach of any provision of this Agreement shall be held to be a waiver of any other subsequent breach, and the failure of a party to enforce at any time any provision hereof shall not be deemed a waiver of any right of such party to subsequently enforce such provision or any other provision hereof. All remedies afforded in this Agreement shall be taken and construed as cumulative, that is, in addition to every other remedy provided herein or by law.

14.10 Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Ohio and applicable federal law.

14.11 Jurisdiction and Venue. Both parties agree that in the event that any lawsuit is filed by one of them against the other in connection with any matter arising from or connected with this Agreement, any related agreement, and/or the transactions contemplated hereby, such lawsuit shall be filed exclusively in the United States District Court for the Northern District of Ohio, Eastern Division, or the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas for Cuyahoga County, Ohio or for Allegheny County, Pennsylvania (at the election of the party filing suit) and each party covenants and agrees that it shall voluntarily consent and irrevocably submit to the personal and subject matter jurisdiction of said courts.

14.12 Severability. In the event that any provision or any portion of any provision of this Agreement shall be held invalid, illegal or unenforceable under applicable law, the remainder of this Agreement shall remain valid and enforceable to the maximum extent permitted by law.

14.13 Entire Agreement. This Agreement, the Schedules and Exhibits hereto and the ancillary documents executed hereunder set forth the entire agreement and understanding between the parties hereto with respect to the transactions provided for herein and supersede and cancel any and all prior discussions, correspondence, agreements or understandings (whether oral or written) between the parties hereto with respect to such matters (including, but not limited to, the Summary of Preliminary Terms and Conditions dated August 30, 1996).

14.13 Time is of the Essence. Time is of the essence in the performance of the terms and conditions of this Agreement.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Agreement to be executed by their authorized representatives on and as of the date first above set forth.

ACTION INDUSTRIES, INC.            MAZEL COMPANY L.P.
                                   By: ZS Mazel L.P., Managing
                                       General Partner
By: T. RONALD CASPER
    ----------------------
    T. Ronald Casper,
    President                      By: ZS Mazel, Inc., General
                                       Partner of ZS Mazel L.P.



                                   By: REUVEN DESSLER
                                       ------------------------
                                       Reuven Dressler,
                                       Authorized Agent